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Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

To the Securities and Exchange Commission:

We have read Item 4 included in the attached Form 8-K dated April 18, 2000 of Gene Logic Inc. (Company) filed with the Securities and Exchange Commission and have the following comments regarding certain of the statements contained therein.

We were informed of our dismissal by phone call on April 7, 2000, followed by a letter dated April 11, 2000. Accordingly, we were dismissed by the Company subsequent to the discussion of the revenue recognition issue described in the following paragraph. To the best of our knowledge, we were not dismissed prior to March 27, 2000, the date the Company entered into two agreements with NeuralStem Biopharmaceuticals, Ltd.

Regarding the NeuralStem Biopharmaceuticals, Ltd. (NeuralStem) transactions, the Company's position, as expressed to us by the Chief Financial Officer of the Company, was that the terms of the NeuralStem transactions should result in $1,500,000 of revenue in the three months ended March 31, 2000. On April 5, 2000, we informed the Company that based on the information provided to us, our conclusion was that the NeuralStem transactions would not result in revenue in the quarter ended March 31, 2000. Our conclusion was based on our view as to the proper application of generally accepted accounting principles. The Chief Financial Officer disagreed with our position. At that time, (April 5, 2000) Arthur Andersen LLP was informed that a subsequent meeting would be held with Company senior management to further discuss the matter. Such meeting was never held prior to being informed of our termination.

With the exception of the matters discussed in the preceding paragraphs, Arthur Andersen LLP is in agreement with Item 4 (a)(1) in the Form 8-K dated April 18, 2000 of Gene Logic Inc. filed with the Securities and Exchange Commission.

/s/ Arthur Andersen LLP

Vienna, Virginia,
May 2, 2000